UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2009

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-142383	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2009, the Board of Directors of GT Solar International, Inc. (the “Company”) awarded to the Company’s named executive officers under the Company’s 2008 Equity Incentive Plan 476,121 restricted stock units and 746,897 non-qualified stock options.

The table below sets forth the restricted stock units and non-qualified stock options awarded to each of the Company’s named executive officers on September 1, 2009.  The restricted stock units awarded to the named executive officers vest over four years in four equal annual installments commencing on the first anniversary of the grant date.  The non-qualified stock options awarded to the named executive officers vest as follows: (i) 25% of the options vest on the first anniversary of the grant date and (ii) 1/48th of the options vest upon the passage of each full month thereafter.

	Number of Restricted Stock Units	Number of Non-Qualified Stock Options
Thomas M. Zarrella	133,374	254,047
David W. Keck	43,347	82,565
John (Rick) Tattersfield	43,347	82,565
Jeffrey J. Ford	33,344	63,512

The terms of the restricted stock unit agreements and the non-qualified stock option agreements for the Company’s executive officers, including each of the named executive officers, provides that upon a termination of the named executive officer’s employment by us without “Cause” (as defined in the named executive officer’s employment agreement), or by the named executive officer for “Good Reason” (as defined in the named executive officer’s employment agreement), in each case within twelve months following a “Change in Control” (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.  This “Change in Control” vesting would be in addition to, and not in lieu of, the normal time vesting of restricted stock units and options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date:	September 8, 2009	By:	Hoil Kim
		Its:	Vice President, General Counsel and Secretary